Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter Financial Results for 2016

CHESTERFIELD, MO, November 11, 2016 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the third quarter of 2016.

Reliv reported net sales of $10.8 million for the third quarter of 2016 compared with net sales of $12.2 million in the third quarter of 2015. U.S. net sales decreased to $8.6 million from $9.8 million, a decline of 12.1 percent. Net sales in Reliv’s foreign markets for the third quarter of 2016 decreased 9.5 percent compared with net sales in the prior-year third quarter. Absent the impact of foreign currency fluctuation as the result of a stronger U.S. dollar, net sales in Reliv’s foreign markets were flat during the third quarter of 2016 compared to the prior-year quarter.

Reliv reported net income for the third quarter of 2016 of $134,000 (income per diluted share of $0.07) compared to a net loss of $289,000 (loss per diluted share of $0.16) in the third quarter of 2015. All earnings/loss per share amounts are based on the number of shares outstanding subsequent to the one-for-seven reverse stock split that took effect on October 4, 2016. Income from operations for the third quarter of 2016 was $34,000 compared to a loss from operations of $377,000 in the same period in 2015. The impact to operations from the decrease in net sales was offset by a reduction in selling, general and administrative expenses (“SGA”). SGA expenses were $4.7 million in the third quarter of 2016, compared to $5.7 million in the third quarter of 2015. The decrease in SGA expenses is the result of a cost reduction program implemented in May 2016 and completed in the third quarter of 2016.

Net sales for the first nine months of 2016 were $34.9 million, which represents an 11.7 percent decrease from the same period in 2015. Net sales in the United States and in Reliv’s foreign markets decreased by 11.8 percent and 11.1 percent, respectively, in the first nine months of 2016 compared with the same period last year. Foreign currency fluctuation contributed 7.3 percent of the decline in net sales in Reliv’s foreign markets during the first nine months of 2016.

Reliv reported a net loss of $897,000, or $0.49 per diluted share in the first nine months of 2016, compared to a net loss of $1.0 million, or $0.55 per diluted share in the same period of 2015.

As previously reported, Reliv executed a one-for-seven (1:7) reverse stock split and Reliv’s common stock began trading on a split-adjusted basis when the market opened on October 4, 2016. As a result of the reverse stock split, each seven pre-split shares of common stock automatically combined into one new share of common stock, and the number of outstanding common shares decreased from approximately 12.9 million shares to 1.85 million shares. This reverse stock split, and the resulting increase in Reliv’s per share price, allowed Reliv to satisfy the NASDAQ minimum share price requirement for continued listing on the NASDAQ Capital Market.

“We are pleased that our cost reduction program is fully implemented and we have returned to profitability; however, there is still much work to be done,” said Robert L. Montgomery, Chairman and Chief Executive Officer. “We continue to work on promoting the business opportunity with focus on training the distributor force to succeed in this business.”

“Along with that work, we are planning ahead to 2017 with the introduction of a new product line and program called Fit3TM,” Montgomery commented. “We expect Fit3 will combine a new line of products with an exercise and nutrition plan for maximum results. This program is already being tested by a group of distributors, with a launch planned for early 2017.”

Reliv had cash and cash equivalents of $3.2 million as of September 30, 2016, compared to $3.3 million as of December 31, 2015 and $3.2 million as of September 30, 2015. Net cash generated from operating activities was $763,000 in the nine-month period ended September 30, 2016 compared to $1.1 million of cash used in operations in the prior-year nine-month period.

As of September 30, 2016, Reliv had 40,450 distributors and preferred customers – a decrease of 14.2 percent from September 30, 2015 – of which 5,320 are Master Affiliate level and above. The number of Master Affiliates decreased by 9.7 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties. With the formal introduction of the Preferred Customer program in the United States and Canada in February 2016, Reliv now includes preferred customers as part of Active Distributor statistics.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30	December 31
	2016	2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$3,170,008	$3,262,263
Accounts receivable, less allowances of
$29,300 in 2016 and $30,200 in 2015	6,562	89,376
Accounts and note due from employees and distributors	139,671	134,668
Inventories	4,221,381	5,172,722
Other current assets	1,140,885	1,140,680

Total current assets	8,678,507	9,799,709

Other assets	7,731,396	8,042,196
Net property, plant and equipment	5,895,664	6,419,127

Total Assets	$22,305,567	$24,261,032

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$4,156,496	$3,937,752
Current portion of long-term debt	426,035	781,505
Long-term debt - noncurrent	2,599,581	3,159,575
Other noncurrent liabilities	382,340	499,705
Stockholders' equity	14,741,115	15,882,495

Total Liabilities and Stockholders' Equity	$22,305,567	$24,261,032

Consolidated Statements of Operations

	Three months ended September 30		Nine months ended September 30
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$9,972,547	$11,250,271	$32,181,585	$36,401,384
Handling & freight income	812,868	944,182	2,693,602	3,072,783

Net Sales	10,785,415	12,194,453	34,875,187	39,474,167

Costs and expenses:
Cost of products sold	2,214,633	2,603,167	7,729,508	8,245,871
Distributor royalties and commissions	3,799,791	4,308,647	12,345,171	14,048,971
Selling, general and administrative	4,737,305	5,659,989	15,887,901	18,244,930

Total Costs and Expenses	10,751,729	12,571,803	35,962,580	40,539,772

Income (loss) from operations	33,686	(377,350)	(1,087,393)	(1,065,605)

Other income (expense):
Interest income	26,199	28,536	80,689	88,991
Interest expense	(28,982)	(36,814)	(82,161)	(87,502)
Other income (expense)	41,575	(72,373)	226,519	(227,434)

Income (loss) before income taxes	72,478	(458,001)	(862,346)	(1,291,550)
Provision (benefit) for income taxes	(62,000)	(169,000)	35,000	(273,000)

Net income (loss)	$134,478	($289,001)	($897,346)	($1,018,550)

Earnings (loss) per common share - Basic	$0.07	($0.16)	($0.49)	($0.55)
Weighted average shares	1,846,000	1,846,000	1,846,000	1,836,000

Earnings (loss) per common share - Diluted	$0.07	($0.16)	($0.49)	($0.55)
Weighted average shares	1,846,000	1,846,000	1,846,000	1,836,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended September 30,				Change from
	2016		2015		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$8,581	79.6%	$9,759	80.0%	$(1,178)	-12.1%
Australia/New Zealand	242	2.2%	283	2.3%	(41)	-14.5%
Canada	250	2.3%	260	2.2%	(10)	-3.8%
Mexico	119	1.1%	136	1.1%	(17)	-12.5%
Europe	1,166	10.8%	1,304	10.7%	(138)	-10.6%
Asia	427	4.0%	452	3.7%	(25)	-5.5%

Consolidated Total	$10,785	100.0%	$12,194	100.0%	$(1,409)	-11.6%

Net sales by Market
(in thousands)	Nine months ended September 30,				Change from
	2016		2015		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$27,191	78.0%	$30,831	78.1%	$(3,640)	-11.8%
Australia/New Zealand	825	2.4%	984	2.5%	(159)	-16.2%
Canada	799	2.3%	1,028	2.6%	(229)	-22.3%
Mexico	419	1.2%	567	1.4%	(148)	-26.1%
Europe	4,344	12.4%	4,651	11.8%	(307)	-6.6%
Asia	1,297	3.7%	1,413	3.6%	(116)	-8.2%

Consolidated Total	$34,875	100.0%	$39,474	100.0%	$(4,599)	-11.7%

The following table sets forth, as of September 30, 2016 and 2015, the number of our Active Distributors/Preferred Customers and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.  In February 2016, we introduced a formal Preferred Customer program in the United States and Canada.  As a result, we are including Preferred Customers as part of our Active Distributor count.  Preferred Customer programs were previously in place in Europe and other foreign markets.   Preferred Customers represent approximately 4,720 and 4,390 of the Active Distributor count as of September 30, 2016 and 2015, respectively.  The significant majority of these Preferred Customers are in Europe.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 9/30/2016		As of 9/30/2015		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	28,700	4,110	33,400	4,500	-14.1%	-8.7%
Australia/New Zealand	1,580	130	1,790	130	-11.7%	0.0%
Canada	890	140	1,250	230	-28.8%	-39.1%
Mexico	1,010	90	1,240	100	-18.5%	-10.0%
Europe	5,230	520	6,390	630	-18.2%	-17.5%
Asia	3,040	330	3,100	300	-1.9%	10.0%

Consolidated Total	40,450	5,320	47,170	5,890	-14.2%	-9.7%